Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8)  pertaining to the 2010 Stock Incentive Plan of our report dated March 29, 2010, with respect to the financial statements of Craft Brewers Alliance, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/  Moss Adams LLP

Seattle, Washington

December 22, 2010